Exhibit 10.8

LEASE

THIS LEASE, made this 9th day of August, 2017, between GOLDEN STAR INVESTMENTS CORP., a Florida corporation (hereinafter referred to as "Landlord") and NET ELEMENT, INC., a Delaware corporation (hereinafter referred to as "Tenant"), which terms "Landlord" and "Tenant" shall include, wherever the context admits or requires, singular or plural, and the heirs, legal representatives, successors and assigns of the respective parties, recites and provides as follows:

GENERAL TERMS, SPECIFICATIONS AND DEFINITIONS:

LANDLORD:
Name:	GOLDEN STAR INVESTMENTS CORP.
Notice Address:	7617 SW 102 Pl., Miami, FL 33126____
E-mail:	marcogonzalez18@live.com & d.vargas0904@gmail.com
Telephone No.:	305-582-7621
TENANT:
Name:	NET ELEMENT INC
Notice Address:	3363 NE 163 Street, Units 705
Miami Beach, Florida 33160
E-mail:	ofirer@unifiedpayments.com
Telephone No.:	786-923-0523
PREMISES:	3363 NE 163 Street, Units 705, 706 and 707
North Miami Beach, Florida 33160

The Premises is deemed to consist of three office condominium units of approximately 4,101 Sq. Ft. of rental square feet all together. It is understood that the Premises as described is currently occupied by the Tenant and although the rent is based on the square footage of the Premises, the Parties have no right to any increase or decrease of the rent should the actual size of the Premises differs from the Premises’ footage estimated herein in this Lease.

ADDITIONAL PREMISES:	3363 NE 163 Street, Unit 805
North Miami Beach, Florida 33160

The Additional Premises is deemed to consist of one office condominium unit of approximately 1375 Sq. Ft. of rental square feet all together. It is understood that although the rent is based on the square footage of the Premises, the Parties have no right to any increase or decrease of the rent should the actual size of the Premises differs from the Premises’ footage estimated herein in this Lease.

PARKING: Together with the Premises and included in the Rent referenced below, Landlord shall also rent Tenant nine (9) assigned parking spaces in the complex for Tenant’s exclusive use and non-exclusive rights to unassigned guest parking spaces. The Tenant assigned parking spaces are located as follows:

PARKING LEVEL 3: Spaces: 18, 19, 20, 21

PARKING LEVEL 3A: Spaces 18, 19, 20, 21, 22

TERM:	Commencing the 1st day of August, 2017.
for a term of five (5) years.
and ending the 31st day of July, 2022

RENT:	The rent Tenant must pay Landlord under this Lease Agreement for the entire period is EIGHT HUNDRED SIXTY ONE THOUSAND TWO HUNDRED TEN Dollars ($861,210.00.00) plus taxes. The Tenant shall pay the Rent by 60 monthly installments of $14,353.50 each, commencing on the commencement date and on each month thereafter due on the 1st day of the month.

ADDITIONAL PREMISES: The Landlord is currently renting the Additional Premises (Unit 805) to a different company. Upon Landlord's regaining possession of the Additional Premises from that company, Landlord and Tenant shall enter into a New Lease for the entire premises composed of Units 705, 706, 707 and 805, commencing on the date Landlord is able to give possession of Unit 805 to Tenant for a new five (5) year period, ending on the last day of the 60th month thereafter, and for a rent for the entire period of One Million Two Hundred Thirty Two Thousand One Hundred and 00/100 Cents ($1,232,100.00) payable in 60 equal installments plus applicable tax. Any other term of the New Lease shall remain the same as the terms of this Lease, consistent with this provision. Unit 805 shall be delivered with all furniture and fixtures currently in the unit and Landlord agrees to provide Tenant a $20,000- allowance for leasehold improvements to be made by Tenant in that space.

RIGHT TO EARLIER TERMINATE LEASE: If Landlord is unable to deliver possession of Unit 805 on or before March 1, 2018, Tenant shall have the right to cancel this Lease by providing, within 90 days, written notice indicating Tenant’s intention to terminate the Lease effective August 31, 2018.

SECURITY DEPOSIT: The security deposit under this Lease is $20,000.00. The security deposit is not being advanced by Tenant upon the execution of this Lease. Instead, the security deposit shall be advanced either at the moment Landlord regains possession of the Additional Premises (Unit 805) and a new Lease is executed as provided in section 1.1 of this Lease, or immediately after the expiration of the 90 day period as provided in section 4.1 of this Lease

RIGHT OF FIRST REFUSAL: Tenant shall have the right of first refusal to purchase the Premises and the Additional Premises on the terms set forth in this Lease.

CONDOMINIUM ASSOCIATION: Shall refer to The Office 163 Condominium, Inc.

DECLARATION: Shall refer to Declaration of Condominium, Bylaws, Regulations and any other documents from the Condominium Association affecting the use of the Premises.

1.	DEMISED PREMISES:

In consideration of the payments of rents and other charges provided for herein and the performance of the covenants hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, for the term and upon the terms and conditions set forth in this Lease, the Premises.

Tenant hereby acknowledges that Tenant has inspected the aforementioned premises and agrees to take possession of same in "AS IS" condition.

1.1 ADDITIONAL PREMISES: The Landlord is currently renting the Additional Premises (Unit 805) to a different company. Upon Landlord's regaining possession of the Additional Premises from that company, Landlord and Tenant shall enter into a New Lease for the entire premises composed of Units 705, 706, 707 and 805, commencing on the date Landlord is able to give possession of Unit 805 to Tenant for a new five (5) year period, ending on the last day of the 60th month thereafter, and for a rent for the entire period of One Million Two Hundred Thirty Two Thousand One Hundred and 00/100 Cents ($1,232,100.00) payable in 60 equal installments plus applicable tax. Any other term of the New Lease shall remain the same as the terms of this Lease, consistent with this provision. Unit 805 shall be delivered with all furniture and fixtures currently in the unit and Landlord agrees to provide Tenant a $20,000- allowance for leasehold improvements to be made by Tenant in that space.

2.	TERM OF LEASE:

Sunject to Section 2.1, this Lease shall be for a term of Five (5) years, commencing on the First (1) day of August, 2017 and ending on the Thirty First (31) day of July, 2022, hereinafter referred to as the "Lease Term".

2.1       RIGHT TO EARLIER TERMINATE LEASE: If Landlord is unable to deliver possession of Unit 805 on or before March 1, 2018, as provided in Section 1.1, Tenant shall have the right to cancel this Lease by providing, within 90 days, written notice indicating Tenant’s intention to terminate the Lease effective August 31, 2018.

3.	RENTAL:

Subject to Section 1.1, the rent Tenant must pay Landlord under this Lease Agreement for the entire period is EIGHT HUNDRED SIXTY ONE THOUSAND TWO HUNDRED TEN Dollars ($861,210.00.00) plus taxes. The Tenant shall pay the Rent by 60 monthly installments of $14,353.50 each, commencing on the commencement date and on each month thereafter due on the 1st day of the month.

All payments are due on the first (1st) day of each month to Landlord at Same form of payment currently being used.  Wire transfer to:

Biscayne Bank
2601 South Bayshore Drive, Ste. 201
Coconut Grove, FL 33133
ABA # 066015767
Beneficiary: Golden Star Investments Corp
Account #: 8101446

or to such other person(s) or corporation(s), and at such other place as shall be designated by the Landlord, in writing, by notice to Tenant at least ten (10) days prior to the next ensuing rental payment date.

In addition to the rental, Tenant shall, and hereby agrees to pay to Landlord each month, a sum equal to any sales tax and tax on rentals, , now in existence or hereafter imposed, based upon the privilege of renting the premises leased hereunder or upon the amount of rent collected therefor. Nothing herein shall, however, be taken to require Tenant to pay any part of the Federal and State taxes imposed upon income received by the Landlord.

No abatement, diminution, reduction of rents, or other charges payable by Tenant under this Lease shall be claimed or allowed to Tenant for any inconvenience, interruption, cessation or loss of services, or business or otherwise caused directly or indirectly by any present or future laws, rules, requirements, orders, directives, ordinances or regulations of any governmental authority having jurisdiction of the premises or by priorities, rationing or curtailment of labor or materials or by war or by any matter or thing resulting therefrom except as otherwise specifically provided in this Lease.

4.	DEPOSIT AND ADVANCED RENT:

Security Deposit: A cash security deposit in the initial amount of $ 20,000.00. (the "Security Deposit") is payable by Tenant to Landlord as provided in Section 4.1 and shall be held by Landlord as security against any default by Tenant in the performance of the covenants, conditions and agreements of this Lease. The Security Deposit may, at Landlord's option, be applied by Landlord against any default in any of the terms, provisions, or conditions of this Lease which is not cured within any applicable grace period. Landlord shall not be obligated to keep the Security Deposit in a separate fund but may not commingle the Security Deposit with its own funds. In the event Landlord applies the Security Deposit in whole or in part against a default by Tenant, Tenant shall, upon demand by Landlord, deposit sufficient funds to maintain the Security Deposit in the initial amount. The failure of Tenant to maintain the Security Deposit in the initial amount as stated shall constitute a failure to pay Rent and shall carry with it the consequences set forth under the default provisions herein. Within thirty (30) days after the expiration of the term hereof, the Security Deposit, if not applied toward the payment of Rent in arrears or toward the payment of damages suffered by Landlord by reason of Tenant's breach of this Lease, is to be returned to Tenant. Landlord may, in its sole discretion, put the Security Deposit in an interest bearing account. In such an event, all interest earned thereon shall be retained by Landlord. In no event shall the Security Deposit be deemed to be liquidated damages for any default by Tenant hereunder.

4.1 SECURITY DEPOSIT: The security deposit under this Lease is $20,000.00. The security deposit is not being advanced by Tenant upon the execution of this Lease. Instead, the security deposit shall be advanced either at the moment Landlord regains possession of the Additional Premises (Unit 805) and a new Lease is executed as provided in section 1.1 of this Lease, or immediately after the expiration of the 90 day period as provided in section 2.1 of this Lease. If the Landlord is able to deliver possession of Unit 805 as provided in Section 1.1, then the $20,000 allowance specified therein shall be used to cover for Tenant’s security deposit. Since the allowance is only applicable in case Unit 805 is rented to Tenant prior to March 1, 2018, in case Landlord is unable to deliver possession of Unit 805 as specified in Section 1.1 and Tenant did not provide Landlord with the termination letter as provided in Section 2.1, the Tenant shall pay the security deposit within 10 days after the expiration of the said 90 day period.

5.	UTILITIES AND OTHER SERVICES:

Tenant shall be solely responsible for, and shall promptly pay, all charges for utilities and other services, including but not necessarily limited to, electricity, air conditioning, heat, water, sewer, gas and waste collection. Should said charges for utilities or services at any time remain due or unpaid for a period of five (5) days after Tenant has been notified in writing that the same shall have become due, the Tenant will be in default of this Lease and the Landlord may avail itself of any or all legal remedies.

Should any services or utilities that are provided by the Condominium be interrupted due to causes beyond Landlord’s reasonable control, Landlord shall not be responsible for any such interruption.

6.	USE OF THE DEMISED PREMISES

Tenant shall use the demised Premises for the purpose of conducting legal business. Tenant covenants and agrees that Tenant will not use the Demised Premises for any other purpose than as herein set forth, and will not use the same for any unlawful purpose or for any use which will contravene or be in violation of existing laws or regulations of any governmental body.

7.	NON-PAYMENT:

Tenant agrees: (I) that Tenant will promptly pay said rent at the times and place stated above; (2) that Tenant will pay all charges for work performed on order of Tenant, and any other charges that accrue under this Lease; and (3) that, if any part of the rent or the above mentioned charges shall remain due and unpaid for ten (10) days after written notice to Tenant that the same are due and payable, the Landlord shall have the option of declaring the balance of the entire rent for the entire rental term of this Lease to be immediately due and payable, and Landlord may then proceed to collect all of the unpaid rent called for by this Lease by distress or otherwise, or Landlord may proceed to avail itself of any legal remedies. However, any amount Tenant shall be liable for under this paragraph shall be reduced by any payments Landlord receives from any other tenant that occupies the Premises if Tenant has vacated due to a default, for the period from the date Tenant vacates the premises until the natural expiration of this Lease. Landlord may also charge eighteen percent (18%) over any amount Tenant owes to landlord after five (5) days written notice to Tenant that the same are due and payable.

8.	NON-COMPLIANCE;

In the event that Tenant fails to comply with any of Tenant's obligations under this Lease other than payment of rent or other charges, and the Tenant does not begin to correct said non-compliance within seven (7) days following written notice to the Tenant from the Landlord specifying the non-compliance and demanding correction, the Landlord may terminate this Lease and avail itself of any and all legal remedies, including those remedies referred to in Section 7 hereinabove.

9.	TRADE FIXTURES, ALTERATIONS, ADDITIONS AND IMPROVEMENTS:

The Tenant shall not make, or cause to be made, any alterations additions or improvements, or to install or cause to be installed any air-conditioning units, doors, partitions, trade fixtures, exterior signs, floor coverings, interior or exterior lighting, plumbing fixtures, shades or awnings, or make any changes to the Demised Premises without first obtaining the Landlord's written approval and consent, which consent shall not be unreasonably withheld. The Tenant shall present to the Landlord plans and specifications for such work at the time the approval is sought.

Any alterations, additions, improvements or installations made by Tenant must be approved in advance by the Landlord and must be performed by licensed individuals or companies and in accordance with the South Florida Building Code. All work shall be subject to supervision and approval by Landlord.

The Tenant shall not make any structural alterations in, or additions to, the Demised Premises. If structural alterations become necessary because of the application of laws or ordinances, or of the directions, rules or regulations of any regulatory body to the business carried on by the Tenant, or because of any act or default on the part of the Tenant, or because the Tenant has overloaded any electrical or other facility, the Tenant shall make such structural alterations at its own cost and expense, after first obtaining the Landlord's and Condominium's approval of plans and specifications, and furnishing such indemnification against liens, costs, damages and expenses as the Landlord may reasonably require.

All additions, alterations and improvements made in or to the Demised Premises shall become the property of the Landlord, and shall be surrendered with the premises at the termination of this Lease. The Tenant shall have the right to remove its movable trade fixtures, provided that the Tenant repairs any damage caused by such removal.

10.	INSURANCE:

Tenant shall during the Term, at Tenant's cost and expense, keep in full force and effect a policy of public liability insurance, including workmen's compensation coverage, and property damage insurance, with respect to all matters which arise in connection with Tenant's operation of the Premises. The limits of public liability coverage shall not be less than $1,000,000.00 per occurrence, $1,000,000.00 general aggregate. The insurance policy or policies shall name Landlord, Landlord's managing agent and Tenant as insureds, and shall contain a clause that the insurer will not cancel or change insurance coverage without first giving Landlord thirty (30) days' prior written notice of same. The insurance shall be underwritten by a company or companies approved by Landlord, and a copy of the policy or policies and of the certificate(s) of such insurance and all endorsements thereto or replacements thereof, shall be delivered to Landlord immediately upon their issue. All policies of insurance mentioned in the above paragraph shall contain the following endorsements: (i) that such insurance may not be cancelled or amended with respect to Landlord except upon fifteen (15) days' prior written notice from the insurance company to Landlord, sent by certified or registered mail; (ii) that Tenant shall be solely responsible for the payment of all premiums under such policy and that Landlord shall have no obligation for the payment thereof; (iii) that in the event of payment of any loss covered by such policy, Landlord shall be paid first by the insurance company for its loss; and (iv) an express waiver of any right of subrogation by the insurance company against Landlord, the Tenant hereby expressly waiving any such right of subrogation for any reason or occurrence whatsoever. Tenant agrees to deliver to Landlord Certificates or Memoranda of Insurance of all policies of insurance to be procured by Tenant within ten (10) days of the inception of such policies and; at least ten (10) days prior to the expirations of any such policy, Tenant shall deliver to Landlord Certificates or Memoranda of Insurance evidencing the renewal thereof. The minimum limits of any insurance coverage to be maintained by Tenant hereunder shall not limit Tenant's liability under the indemnity contained in this paragraph or elsewhere hereunder.

11.	MORTGAGING, ASSIGNING, SUB-LETTING BY TENANT:

Tenant agrees not to mortgage, to pledge or to encumber, the said premises, in whole or in part, without first obtaining written consent of the Landlord, which consent may be unreasonably withheld. Tenant agrees not to assign or to sub-lease the said premises, in whole or in part, without first obtaining written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. In the event that Landlord shall give consent to a Mortgage, Pledge, or Encumbrance of Tenant's leasehold interest, Tenant will, nevertheless, remain liable for the performance of all of the terms, covenants and conditions of this Lease, including but not limited to, the payment of rent; further, each Sub-Lease Agreement shall state on its face that it is subject and subordinate to the terms of this Lease.

12.	RIGHT OF FIRST REFUSAL.

The Landlord, in case it wishes to sell the premises to an unrelated party, shall first offer to sell the premises to the Tenant. The Landlord shall make the offer to sell by giving notice to the Tenant. The notice shall state the exact price and all other terms and conditions of the proposed sale (the "Proposal"). The Tenant shall respond by giving written notice within 15 business days of receiving the Proposal (the “Offer Period”). The Tenant’s response shall either accept the offer for the same price and terms, counter offer or reject the offer. If the Tenant does not respond within the Offer Period or if the Tenant rejects the Proposal or the counteroffer is rejected, the Landlord may sell the premises to any other party, on same price and terms as in the Proposal. If, within twelve (12) months after the Proposal the price and/or terms for the sale change, or a counteroffer is presented from a third party to acquire the premises, Landlord shall notify Tenant of those new price and/or terms, and Tenant shall have three (3) business days to accept acquiring the property on those new terms. This procedure shall be followed each time the price and/or terms change. Should a new price and/or terms are offered after the expiration of the twelve (12) months from the Proposal, a new notice shall be given to Tenant as if once had not been given before. This Tenant’s right of first refusal shall terminate together with this agreement, either by its natural expiration or for any other reason. This right of first refusal shall also be terminated if tenant is in material default under this Agreement.

13	ABANDONMENT:

If during the term of this Lease Tenant shall abandon; vacate or remove from the premises the major portion of the goods, wares, equipment or furnishings usually kept on said premises, or shall cease doing business in said premises, or shall suffer the rent to be in arrears. Landlord may, at its option, upon 10 days written notice to Tenant, cancel this Lease, in the manner stated in paragraph sixteen (16) hereof, or Landlord may enter said premises as the agent of Tenant, without being liable in any way therefor, and re-let the premises with or without any furniture that may be therein, as the agent of Tenant, at such reasonable price and such reasonable terms and for such duration of time as the Landlord may determine, and receive the rent therefor, applying the same to the payment of the rent due by these presents, and if the full rental herein provided shall not be realized by Landlord over and above the expenses to the Landlord of such re-letting, Tenant shall pay any deficiency.

14	BANKRUPTCY:

It is agreed between the parties hereto that if Tenant shall be adjudicated bankrupt or insolvent or take the benefit of any Federal reorganization or composition proceeding, or make a general assignment or take the benefit of any insolvency law, or if Tenant's leasehold interest under this Lease shall be sold under any execution or process of law, or if a Trustee in Bankruptcy or a Receiver be appointed or elected or had for Tenant (whether under State or Federal laws), or if said premises shall be abandoned or deserted, or if Tenant shall fail to perform any of the covenants or conditions of this Lease on Tenant's part to be performed, or if this Lease or the term thereof be transferred or passed or devolve upon any persons, firms, officer or Corporation other than Tenant by the death of the Tenant,, operation of law or otherwise, then and in such events, this Lease and the term of this Lease, at the Landlord's option, shall expire and end five (5) days after Landlord has given Tenant written notice (in the manner hereinabove provided) of such act, condition or default, and Tenant hereby agrees immediately then to quit and surrender said premises to Landlord; but this shall not impair or affect the Landlord's right to maintain Summary Proceedings for the recovery of the possession of the demised Premises in all cases provided for by law. If the term of this Lease shall be so terminated, Landlord may immediately, or at any time thereafter, re-enter or re-possess the premises and remove all persons and property therefrom without being liable for trespass or damages.

15	ATTORNEY'S FEES:

If the Tenant defaults in the performance of any of the covenants of this Lease and by reason thereof the Landlord employs the services of an attorney to enforce performance of the covenants by the Tenant, to evict the Tenant, to collect monies due by the Tenant, or to perform any service based upon said default, then, in any of the said events, the Tenant does hereby agree to pay a reasonable attorney's fee and all reasonable expenses and costs incurred by the Landlord pertaining thereto and in enforcement of any remedy available to the Landlord.

16	SURRENDER OF PREMISES:

Tenant agrees to surrender to Landlord, at the end of the term of this Lease and/or upon any cancellation of this Lease, said demised Premises in as good condition as said premises were at the beginning of the term of this Lease, ordinary wear and tear, and damage by lire and windstorm or other acts of God, excepted. Tenant agrees that, if Tenant does not surrender to Landlord at the end of the term of this Lease, or upon any cancellation of the term of this Lease, said demised Premises, then Tenant will pay to Landlord all damages that Landlord may suffer on account of Tenant's failure to so surrender to Landlord possession of said demised Premises, and will indemnify and save Landlord harmless from and against all claims made by any succeeding tenant of said premises against Landlord on account of delay of Landlord in delivering, possession of said premises to said succeeding tenant so far as such delay is occasioned by failure of Tenant to so surrender said premises. In addition, the rental payment for any period Tenant fails to surrender to Landlord said demised Premises, shall be the same plus an additional half (1 + ½) of the rental payment Tenant was obligated to pay under this Lease in the month preceding the date the Lease terminated.

17	MAINTENANCE:

Tenant shall be solely responsible for the maintenance of the interior of the Demised Premises,. Tenant agrees to keep the interior of said premises in good and substantial repair and clean condition at Tenant's own expense. If the premises become infested with vermin, Tenant, at its sole cost and expense, shall cause said premises to be exterminated from time to time..

If the Tenant refuses or neglects to repair properly as required hereunder, and to the reasonable satisfaction of the Landlord, as soon as reasonably possible after written demand, Landlord may make such repairs without liability to the Tenant for any loss or damage which may accrue to the Tenant's equipment, fixtures, or other property, or to the Tenant's business by reason thereof, and upon completion thereof, the Tenant shall pay the Landlord's cost for making such repairs, upon presentation of invoice therefor, as additional rent.

18	INDEMNIFY LANDLORD:

In consideration of the said premises being leased to Tenant for the above rental, Tenant agrees that Tenant, at all times, will indemnify and keep harmless Landlord from all losses, damages, liabilities, and expenses, which may arise or be claimed against Landlord and be in favor of any persons, firms, or corporations for which any injuries or damages to the person or property of any persons, firms or corporations, consequent upon, or arising from, the use or occupancy of said premises by Tenant, or consequent upon, or arising from, any acts, omissions, neglect or fault of Tenant, his agents, servants, employees, licensees, visitors, customers, patrons, or invitees, or consequent upon, or arising from Tenant's failure to comply with any laws, statutes, ordinances or regulations as herein provided; and agrees that Landlord shall not be liable to Tenant for any damages, losses or injuries to the persons or property of Tenant which may be caused by the acts, omissions, neglect or faults of any persons, firms or corporations, except when such injury, loss or damage results from negligence of Landlord, its agents or employees, and that Tenant will indemnify and keep harmless Landlord from all damages, liabilities, losses, injuries or expenses which may arise or be claimed against Landlord and be in favor of any persons, firms or corporations for any injuries or damages to the person or property of any persons, firms or corporations, where said injuries or damages arose about or upon said premises as a result of the negligence of Tenant, his agents, employees, servants, licensees, visitors, customers, patrons and invitees. All personal property placed or moved into the Demised Premises shall be at the risk of Tenant or other owner thereof, and Landlord shall not be liable to Tenant for any damage to said personal property.

In case Landlord shall be made a party to any litigation commenced against Tenant, then unless an aspect of the litigation involves Landlord negligence, Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney's fees incurred or paid by Landlord in connection with such litigation.

19	FIRE OR CASUALTY:

In the event the demised Premises shall be destroyed or so damaged or injured by fire or other casualty, not intentionally or negligently caused by the Tenant, its employees, invitees, vendors, visitors or any other person, animal or thing in the premises with expressed or implied invitation of the Tenant, during the term of this Lease, whereby the same shall be rendered untenantable, then Landlord shall have the right to render such demised Premises tenantable by repairs within ninety (90) days therefrom, if said premises are not rendered tenantable within said time, it shall be optional with either party hereto to cancel this Lease. The cancellation herein mentioned shall be evidenced in writing. During any time that the demised Premises are untenantable due to causes set forth in this paragraph, the rent or a just and fair proportion thereof shall be abated.

20	EMINENT DOMAIN:

If there shall be taken during the term of this Lease any part of the Demised Premises, other than a part not interfering with maintenance, operation or use of the Demised Premises. Landlord may elect to terminate this Lease or to continue same in effect. If Landlord elects to continue the Lease, the rental shall be reduced in proportion to the area of the Demised Premises so taken and the Landlord shall repair any damage to the Demised Premises resulting from such taking. If any part of the Demised Premises is taken by condemnation or eminent domain, the Tenant may elect to terminate this Lease or to continue same in effect and, if Tenant elects to continue this Lease, the rental shall be reduced in proportion to the area of the Demised Premises so taken, and Landlord shall repair any damage to the Demised Premises resulting from such taking. If all of the Demised Premises are taken by condemnation or eminent domain, this Lease shall terminate on the date of the taking. All sums awarded or agreed upon between Landlord and the condemning authority for the taking of the interest of Landlord and/or Tenant, whether as damages or as compensation, and whether for partial or total condemnation, will be the property of Landlord. If this Lease should be terminated under any provisions of this paragraph, rental shall be payable up to the date that possession is taken by the taking authority and Landlord will refund to Tenant any prepaid unaccrued rent less any sum or amount then owing, by Tenant to Landlord.

21	LIENS:

Tenant further agrees that Tenant will pay all liens of Tenant’s contractors, subcontractors, mechanics, laborers, materialmen, and other items of like character, and will indemnify Landlord against all expenses, costs and charges, including bond premiums for releases of liens and attorney's fees reasonably incurred in and about the defense of any suit in discharging the said premises or any part thereof, from any liens, judgments or encumbrances caused or suffered by Tenant. In the event any such lien shall be made or filed, Tenant shall bond against, or discharge the same, within ten (10) days after the same has been made or filed. It is understood and agreed between the parties hereto that the expenses, costs and charges above referred to shall be considered as additional rent due and shall be included in any lien for rent.

The Tenant herein shall not have any authority to create any liens for labor or material on the Landlord's interest in the Demised Premises and all persons contracting with the Tenant for the destruction or removal of any facilities or other improvements or for the erection, installation, alteration or repair of any facilities or other improvements on or about the Demised Premises, and all materialmen, contractors, mechanics, and laborers, are hereby charged with notice that they must look only to the Tenant and to the Tenant's interests in the Demised Premises to secure the payment of any bill for work done or material furnished at the request or instruction of Tenant.

22	SUBORDINATION, ESTOPPEL CERTIFICATE AND ATTORNMENT:

The Tenant agrees that this Lease shall be subordinate to any mortgages or the lien resulting from other method of financing or re-financing, now or hereafter enforced against the land and buildings of which the Demised Premises are a part, or upon any buildings hereafter placed upon the land of which the Demised Premises are a part, and to all advances made or hereafter to be made upon the security thereof. No further instrument of subordination shall be required by any mortgagee. However, the Tenant, upon request of any party in interest, shall execute promptly such reasonable instrument or certificates that do not negatively impact Tenant’s rights under this Lease to carry out the intent hereof as shall be required by the Landlord. If, ten (10) days after the date of a written request by the Landlord to execute such instruments, the Tenant shall not have executed the same, the Landlord may, at its option, cancel this Lease without incurring any liability on account thereof, and the term hereby granted is expressly limited accordingly.

Within ten (10) days after request therefor by the Landlord, or in the event that upon any sale, assignment or hypothecation of the Demised Premises and/or the land thereunder by the Landlord, an Estoppel Certificate shall be required from the Tenant, the Tenant agrees to deliver, in recordable form, an Estoppel Certificate to any proposed mortgagee or purchaser or to the owner certifying, if such be the case, that this Lease is in full force and effect, and that there are no defenses or offsets thereon or stating those claimed by the Tenant.

The tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by the owner covering the demised Premises, attorn to the purchaser upon any such foreclosure or sale, and recognize such purchaser as the Landlord under this Lease so long as the new landlord continues to abide by its obligations under the Lease.

23	TENANT'S PROPERTY:

The Tenant shall be responsible for, and shall pay before delinquency, all municipal, county or state taxes assessed during the term of this Lease against any leasehold interest or personal property of any kind, owned by or placed in, upon or about the Demised Premises.

The Landlord shall not be liable for any damage to property of the Tenant or of others located on the Demised Premises, nor for the loss of, or damage to, any property of the Tenant or of others by theft or otherwise. The Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Demised Premises, or from the pipes, appliances or plumbing works, or from the roof, street or sub-surface, or from any other place, or by dampness or by any other cause of whatever nature unless such loss, damage or injury is occasioned by the negligent acts or omissions of Landlord. The Landlord shall not be liable for any such damage caused by other tenants or persons in the Demised Premises, occupants of adjacent property, or the public, or caused by operations in construction of any private, public or quasi-public work. The Landlord shall not be liable for latent defect in the Demised Premises. All property of the Tenant kept or stored on the Demised Premises shall be so kept or stored at the risk of the Tenant only, and the Tenant shall hold the Landlord harmless from any claims arising out of damage to the same, including subrogation claims by the Tenant's insurance carriers, unless such damage shall be caused by the willful act or gross neglect of the Landlord.

The Tenant shall give immediate notice to the Landlord in case of fire or accident in the Demised Premises or in the building of which the premises are apart, or of defects therein or in any fixtures or equipment.

24	WASTE, GOVERNMENTAL REGULATIONS:

The Tenant shall not commit, or suffer to be committed, any waste upon the Demised Premises, or any nuisance. The Tenant shall, at its sole cost and expense, comply with all of the requirements of all county, municipal, state, federal and other applicable governmental authorities, now in force or which may hereafter be in force, pertaining to the said premises, and shall faithfully observe in the use of the premises, all municipal and county ordinances and state and federal statutes now in force, or which may hereafter be in force.

25	EXCULPATION:

Tenant agrees that it shall look solely to the estate and property of the Landlord in the land and building of which the Demised Premises are a part for the collection of any judgment (or any other judicial process) requiring the payment of money by Landlord in the event of any default or breach by the Landlord with respect to any of the terns, covenants and conditions of this Lease to be observed and performed by the Landlord and no other property or estates of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of the Tenant's remedies.

26	ASSIGNMENT OF CHATTELS:

Tenant hereby pledges and assigns to Landlord as security for the payment of any and all rent or other sums or amounts provided for herein, all of the furniture, fixtures, goods and chattels of Tenant which shall be, or may be, brought or put on or into the said premises but excluding computer equipment and Point of Sale Terminals and equipment located on the Premises, and Tenant agrees that said lien may be enforced by distress, foreclosure:. or otherwise, at the election of the Landlord. Tenant hereby expressly waives and renounces for himself and family, any and all homestead exemption rights he may now have or hereafter acquire under or by virtue of the Constitution and the laws of the State of Florida, or of any other state, or of the United States, as the payment of said rental or any other obligation or damage that may accrue under the terms of this Lease.

27	WAIVER:

Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder in law and/ or in equity. No waiver by Landlord, of a default by Tenant shall be implied, and no express waiver by Landlord shall affect any default other than the default specified in such waiver and that only for the time and extension therein stated.

No waiver of any term, provision, condition or covenant of this Lease by Landlord shall be deemed to imply or constitute a further waiver by Landlord of any other term, provision, condition or covenant of this Lease. The rights and remedies created by this Lease are cumulative and the use of one remedy shall not be taken to exclude or waive the right to the use of another.

28	RIGHT OF ENTRY:

Landlord, or any of its agents, shall have the right to enter the demised Premises during all reasonable hours and upon reasonable notice to Tenant, except in case of emergency, to examine the same or to make such repairs, additions or alterations as may be deemed necessary for the safety, comfort, of preservation thereof, or of said building, or to exhibit said Demised Premises at any time within ninety (90) days before the expiration of this Lease. At all times, Landlord shall do so in a manner least disruptive to Tenant. Said right of entry shall likewise exist for the purpose of removing placards, signs, fixtures, alterations, or additions which do not conform to this Lease. In order to accomplish the purposes set out in this paragraph, the Tenant agrees to provide the Landlord with a copy of any key needed to gain access to the premises.

29	NOTICES:

Any notice given Landlord as provided for in this Lease shall be sent to Landlord by registered mail, addressed to Landlord at 7617 sw 102 Pl Miami, Fl 33173. Any notice to be given Tenant under the terms of this Lease shall be in writing to the office of the Tenant in the said premises. Either party, from time to time, by such notice, may specify another address to which subsequent notice shall be sent.

30	RULES AND REGULATIONS:

Tenant agrees to comply with all reasonable rules and regulations Landlord may adopt from time to time for operation of said premises and protection and welfare of the premises, its tenants, visitors and occupants.

31	INSURANCE INCREASES:

If the Landlord's insurance premiums exceed the standard premium rates because the nature of Tenant's operation results in extra-hazardous exposure, then Tenant shall, upon receipt of an appropriate invoice from Landlord, reimburse Landlord for such increase in premiums. It is understood and agreed between the parties hereto that any such increase in premiums shall be considered as additional rent due and shall be included in any lien for rent.

32	CONDITION OF PREMISES

Tenant hereby acknowledges that Tenant has fully inspected the Demised Premises and agrees to take possession of said premises in its "as is condition". Taking possession of the said Demised Premises by Tenant shall be conclusive evidence against Tenant that the premises were in a condition acceptable and satisfactory to Tenant.

33	QUIET POSSESSION:

Upon payment by Tenant of the rents herein provided and upon the observance and performance of all terms, provisions, covenants and conditions on Tenant's part to be observed and performed, Tenant shall, subject to all of the terms, provisions, covenants and conditions of this Lease, peaceably and quietly hold and enjoy the Demised Premises for the term hereby demised.

34	SUCCESSORS AND ASSIGNS:

All terms, provisions, covenants and conditions to be observed and performed by Tenant shall be applicable to, and binding upon, Tenant's respective heirs, administrators, executors, successors and assigns, subject however, to the restrictions as to assignment or subletting by Tenant as provided herein. All expressed covenants of this Lease shall be deemed to be covenants running with the land.

35	SEVERABILITY:

If any term, provision, covenant or condition of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, provision, covenant and condition shall be valid and be enforceable to the fullest extent permitted by law. This Lease shall be construed in accordance with the laws of the State of Florida.

36	TIME:

It is understood and agreed between the parties hereto that time is the essence of all the terms, provisions, covenants and conditions of this Lease.

37	DEFINITIONS AND PARAGRAPH HEADINGS:

The terms "Landlord" and "Tenant" as herein contained shall include singular and/or plural, masculine, feminine and/or neuter, heirs, successors, executors, personal representatives and/ or assigns, wherever the context so requires or admits. The terms, provisions, covenants and conditions of this Lease are expressed in the total language of this Lease and the paragraph headings are solely for the convenience of the reader and are not intended to be all inclusive.

38	TENDER AND DELIVERY OF LEASE INSTRUMENT:

Submission of this instrument for examination does not constitute an offer, right of first refusal, reservation of or opinion for the Demised Premises. This instrument becomes effective as a Lease upon execution and delivery by both Landlord and Tenant.

39	HAZARDOUS MATERIALS:

Tenant shall not permit or cause the Demised Premises to be used for the handling, storage, transportation or disposal of hazardous or toxic materials. Tenant shall be responsible for any clean-up as a result of the use, handling, storage, transportation or disposal of hazardous or toxic materials.

40	WRITTEN AGREEMENT:

This Lease contains the entire agreement between the parties hereto and all previous negotiations leading thereto, and it may be modified only by an agreement in writing, signed and sealed by Landlord and Tenant. No surrender of the Demised. Premises, or of the remainder of the terms of this Lease, shall be valid unless accepted by Landlord, in writing. Tenant acknowledges and agrees that Tenant has not relied upon any statement, representation, prior written or prior or contemporaneous oral promises, agreements or warranties, except such as are expressed herein.

DATED at Miami, Miami-Dade County, Florida, this 9th day of August , 2017.

Tenant	Witnessed By:

Net Element, Inc.	/s/ Jonathan New
A Delaware corporation	/s/ Jeffrey Ginsberg

/s/ Oleg Firer
Title: CEO

Landlord	Witnessed By:

Golden Star Investments Corp.	/s/ Alejandro Vargas Barriga
A Florida corporation	/s/ Luisa Barriga

/s/ Jaime Vargas
Title: Pdte. Golden Star